UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 16, 2013

ACTAVIS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-13305	95-3872914
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

(Address of principal executive offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On August 16, 2013, Actavis, Inc. (the “Company”) announced the appointment of James D’Arecca to serve as the Chief Accounting Officer of the Company. The appointment of Mr. D’Arecca as the Chief Accounting Officer of the Company was not made pursuant to any arrangement or understanding between him and any other person. Mr. D’Arecca, age 42, joins the Company from Bausch & Lomb where he served in a capacity similar to his new position since May 2013. Prior to Bausch & Lomb, Mr. D’Arecca worked for Merck & Co from 2010 to May 2013, where he served as Executive Director & Business Development Controller. In this role, he served as the primary liaison between the Controller’s organization and the business development and corporate licensing functions. Prior to joining Merck, Mr. D’Arecca was Executive Director & Assistant Controller at Schering-Plough from 2005 to 2009. He also spent 13 years with PricewaterhouseCoopers, with an industry focus on pharmaceuticals, medical devices and consumer products. Mr. D’Arecca is a Certified Public Accountant.

Mr. D’Arecca will receive salary, bonus and future equity opportunity, and will participate in other benefit and compensation plans, at levels consistent with his position and scope of responsibility. Mr. D’Arecca was provided a cash sign-on bonus in an amount that is commensurate with his position and scope of responsibility, payable in two equal installments on the six-month anniversary of his hiring and the one-year anniversary of his hiring.

Item 7.01	Regulation FD Disclosure

A copy of the Company’s press release announcing Mr. D’Arecca’s appointment as the Company’s Chief Accounting Officer is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 99.1         Press Release of the Company dated August 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTAVIS, INC.

By:	/s/ David A. Buchen
Name:	David A. Buchen
Title:	Chief Legal Officer – Global and Secretary

Date: August 16, 2013